UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   April 30, 2010

CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State or other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

77 Grove Street, Rutland, Vermont               05701
(Address of principal executive offices)          (Zip Code)

Registrant’s telephone number, including area code (800) 649-2877

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On May 4, 2010 the Company issued the following news release:

NEWS RELEASE
Contact: Steve Costello: (802) 747-5427 work    (802) 742-3062 pager
For Immediate Release: May 4, 2010

CVPS to purchase Vermont Marble Power Division
Central Vermont Public Service today announced that it will purchase the assets and service territory of the Vermont Marble Power Division of Omya Inc. for $33.2 million.

Included in the sale are rights to serve about 890 customers in Proctor, including the Omya industrial facility in Florence, which will become CV’s single-largest customer.  Significantly, the sale also includes four hydroelectric facilities with a combined capacity of 18.1 megawatts.

“This purchase will create economies of scale that will benefit all of our customers, and will lead to expansion of the generation output from the four Vermont Marble dams through increased investment,” CVPS President Bob Young said.  “It maintains Vermont control over the plants, which produce clean, reliable energy, and expands CV’s role as the operator of the largest fleet of renewable hydroelectric generators in the state.”

Young said there would be significant benefits to the purchase:
  It continues the state-supported consolidation of Vermont’s electric utilities, creating further economies of scale.
  CV will invest in upgrades and repairs that will significantly improve hydroelectric output from the plants.  CV plans to invest $12 million to upgrade the Vermont Marble facilities and operate them in consort with CV’s existing Otter Creek hydro operations.
  CV will invest in the Vermont Marble system, immediately replacing the main substation at the Proctor hydro site and spreading the approximate $1.5 million cost over CV’s 159,000 customers rather than just Vermont Marble’s customers.
  CV will be able to provide Proctor residents and businesses with greater resources.  For example, in the event of major storms, CV has nearly 30 line workers within an hour’s drive of Proctor.
  CV offers choices and services Vermont Marble customers don’t have today, including automatic bill payments through CVPS Electripay, on-line bill payments, CVPS Cow Power™, various rate choices, budget billing, on-line bill review and outage information, and in the near future, CVPS SmartPower™, an advanced automated meter reading, outage detection and power management system.
“We welcome the opportunity to serve the people and businesses of Proctor that we don’t currently serve,” Young said.

Other than industrial rates, Vermont Marble currently has the lowest rates in Vermont, largely because the company has subsidized residential customers for decades.

Vermont Marble recently filed a rate case and rate redesign proposal which may increase residential rates increase up to nearly 24 percent absent the sale.  Additionally, Vermont Marble said it has told state regulators it will need further increases if it maintains ownership of the company over the next couple of years, in part due to the substation work that is needed.

Depending on how the rate design portion of Vermont Marble’s case is concluded, small commercial and streetlighting rates may be higher than CV’s rates.  Residential customers are likely to pay more with CV, but the impact is unclear pending outcome of the Vermont Marble case, which will conclude before the sale.

“Even for those customers who pay more, I believe CV will represent a good value,” Young said.  “We continue to offer rates that are among the lowest of any major utility in the Northeast.  We continue to score extremely high in customer satisfaction studies conducted by J.D. Power and Associates, and we continue to excel in customer service and reliability, meeting all of our 17 service quality and reliability standards for six straight years – the best record in the state.”

The reliability of power to VMPD’s customers will remain consistent as the transaction takes place.

The sale, expected to be completed by year-end 2010, is subject to the approval process set forth by the Vermont Public Service Board.  The transaction also requires approval of the Federal Energy Regulatory Commission.

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Joseph M. Kraus Joseph M. Kraus Senior Vice President, Operations, Engineering and Customer Service
May 4, 2010